RESIGNATION OF KENDALL DORSETT


I, Kendall L. Dorsett, hereby resign my positions as Secretary and Treasurer and as a Director of Sattel Global Networks, Inc. effective as of the below date.



Signed  /s/___________________________  Date  ___October 16, 2000_______________
           Kendall Dorsett